Exhibit 99.1

HireQuest Reports Financial Results for First Quarter 2024

GOOSE CREEK, South Carolina – May 9, 2024 – HireQuest, Inc. (Nasdaq: HQI), a national franchisor of direct dispatch, executive search, and commercial staffing services, today reported financial results for the first quarter ended March 31, 2024.

First Quarter 2024 Summary

●	Franchise royalties decreased 16.0% to $7.8 million compared to $9.3 million in the prior year period.
●	Total revenue decreased 14.6% to $8.4 million compared to $9.9 million in the prior year period.
●

Selling, general and administrative (“SG&A”) expenses were $5.6 million, a decrease of 3.9% compared to $5.8 million in the prior year period. Excluding net workers’ compensation expense of $572,000 and MRI ad fund expense of $101,000, SG&A for the quarter would have decreased 12.6%.

●	Income from operations decreased 36.6% to $2.1 million compared to $3.3 million in the prior year period.
●

Net income from continuing operations was $1.7 million, or $0.12 per diluted share, a decrease of 27.0% compared to net income from continuing operations of $2.3 million, or $0.17 per diluted share in the prior year period. Net income was $1.6 million compared to $2.6 million in the prior year period.

●	Adjusted EBITDA was $3.4 million compared to $4.6 million in the prior year period.

System-wide sales for the first quarter of 2024 decreased to $134.0 million compared to $153.5 million for the same period in 2023.

Rick Hermanns, HireQuest’s President and Chief Executive Officer, commented, “Our results in the first quarter were in line with our expectations, and we delivered a solid performance given the economic headwinds that continue to affect the U.S. staffing market while maintaining our investment levels in IT. Our focus right now is on controlling what we can control, including moderating SG&A expense by taking steps to address the impact that workers’ compensation has had on our business over the last several quarters.”

Mr. Hermanns continued, “The environment for staffing solutions is currently a difficult one, with many employers choosing to delay hiring changes and searches as they evaluate the economic landscape. We believe that we remain well positioned with our diverse group of solutions as employers become more comfortable adding headcount to their operations. We expect that demand for temporary staffing will increase in the second and third quarters related to normal seasonal factors, and we remain confident in our ability to continue driving profitable results for our shareholders with our proven and growing model of over 400 franchise-owned offices across the United States.”

First Quarter 2024 Financial Results

Franchise royalties in the first quarter of 2024 were $7.8 million compared to $9.3 million in the prior-year period. Service revenue was $588,000 compared to $534,000 in the prior-year period. Total revenue in the first quarter of 2024 was $8.4 million compared to $9.9 million in the year-ago quarter, a decrease of 14.6%.

SG&A expenses in the first quarter of 2024 were $5.6 million compared to $5.8 million in the first quarter of 2023. SG&A expense in the first quarter of 2024 included workers’ compensation expense of $572,000 compared to workers’ compensation expense of approximately $185,000 in the prior year period. Workers’ compensation expense decreased on a sequential basis in the first quarter of 2024 compared to workers’ compensation expense of approximately $1.3 million in the fourth quarter of 2023. SG&A in the first quarter of 2024 also included MRI ad fund expense of $101,000.

Depreciation and amortization in the first quarter of 2024 was approximately $698,000 compared to $697,000 in the first quarter of 2023.

Interest and other financing expense in the first quarter of 2024 was approximately $243,000 compared to $540,000 for the first quarter of 2023. Interest and other financing expense will fluctuate as the Company utilizes the line of credit for acquisitions or other short-term liquidity needs.

Net income from continuing operations in the first quarter of 2024 decreased 27.0% to $1.7 million, or $0.12 per diluted share, compared to net income from continuing operations of $2.3 million, or $0.17 per diluted share, in the first quarter last year. Net income was $1.6 compared to $2.6 million in the prior year period.

Adjusted EBITDA for the first quarter of 2024 was $3.4 million compared to $4.6 million in the first quarter last year.

Balance Sheet and Capital Structure

Cash was $1.6 million as of March 31, 2024, compared to $1.3 million as of December 31, 2023. Total assets were $105.9 million as of March 31, 2024 compared to $103.8 million as of December 31, 2023. Total liabilities were $42.1 million as of March 31, 2024 compared to $41.1 as of December 31, 2023.

Working capital as of March 31, 2024, was $18.0 million compared to $15.7 million as of December 31, 2023.

At March 31, 2024, assuming continued covenant compliance, availability under the line of credit was approximately $24.2 million based on eligible collateral, less letter of credit reserves, bank product reserves, and current advances.

On March 15, 2024, the Company paid a quarterly cash dividend of $0.06 per share of common stock to shareholders of record as of March 1, 2024. The Company intends to pay a $0.06 cash dividend on a quarterly basis, but the declaration of any dividend and the exact amount each quarter will be based on its business results and financial position, and is subject to board of director discretion.

Conference Call

HireQuest will hold a conference call to discuss its financial results.

Date:	Thursday, May 9, 2024
Time:	4:30 p.m. Eastern time
Toll-free dial-in number:	888-506-0062
International dial-in number:	973-528-0011
Entry Code:	667808

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization.

The conference call will be broadcast live and available for replay at https://www.webcaster4.com/Webcast/Page/2359/50459 and via the investor relations section of HireQuest’s website at www.hirequest.com.

A replay of the conference call will be available through Thursday, May 23, 2024.

Toll Free: 877-481-4010

International: 919-882-2331

Replay Passcode: 50459

About HireQuest

HireQuest, Inc. is a nationwide franchisor of direct dispatch, executive search, and commercial staffing solutions for HireQuest Direct, HireQuest, Snelling, HireQuest Health, DriverQuest, TradeCorp, MRINetwork, SearchPath Global, and Northbound Executive Search franchised offices across the United States. Through its national network of over 400 franchisee-owned offices across the United States, HireQuest provides employment for approximately 73,000 individuals annually that work for thousands of customers in numerous industries including construction, light industrial, manufacturing, hospitality, clerical, medical, travel, financial services, and event services. For more information, visit www.hirequest.com.

Important Cautions Regarding Forward-Looking Statements

This news release includes, and the company’s officers and other representatives may sometimes make or provide certain estimates and other forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act, including, among others, statements with respect to future economic conditions, future revenue or sales and the growth thereof; the results achieved by our workers’ compensation programs; operating results; anticipated benefits of acquisitions, or the status of integration of those entities; the declaration, or not, of future dividends; returns on our capital allocation strategy; and other similar statements. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and similar references to future periods.

While the company believes these statements are accurate, forward-looking statements are not historical facts and are inherently uncertain. They are based only on the company’s current beliefs, expectations, and assumptions regarding the future of its business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. The company cannot assure you that these expectations will occur, and its actual results may be significantly different. Therefore, you should not place undue reliance on these forward-looking statements. Important factors that may cause actual results to differ materially from those contemplated in any forward-looking statements made by the company include the following: the level of demand and financial performance of the temporary staffing industry; the financial performance of the company’s franchisees; changes in customer demand; economic uncertainty caused by macroeconomic trends including potential inflation or a recessionary environment; uncertainty in the supply chain or economy caused by Russia’s invasion of Ukraine, the war between Israel and Palestine, or other global conflict; the relative success or failure of acquisitions and new franchised offerings; our success in reducing workers’ compensation expenses; the extent to which the company is successful in gaining new long-term relationships with customers or retaining existing ones, and the level of service failures that could lead customers to use competitors’ services; significant investigative or legal proceedings including, without limitation, those brought about by the existing regulatory environment or changes in the regulations governing the temporary staffing industry and those arising from the action or inaction of the company’s franchisees and temporary employees; strategic actions, including acquisitions and dispositions and the company’s success in integrating acquired businesses including, without limitation, successful integration following any of our various acquisitions; success or failure in determining how to allocate capital; disruptions to the company’s technology network including computer systems and software; natural events such as severe weather, fires, floods, and earthquakes, or man-made or other disruptions of the company’s operating systems; and the factors discussed in the “Risk Factors” section and elsewhere in the company’s most recent Annual Report on Form 10-K and the quarterly reports on Form 10-Q filed thereafter.

Any forward-looking statement made by the company or its management in this news release is based only on information currently available to the company and speaks only as of the date on which it is made. The company and its management disclaim any obligation to update or revise any forward-looking statement, whether written or oral, that may be made from time to time, based on the occurrence of future events, the receipt of new information, or otherwise, except as required by law.

Non-U.S. GAAP Financial Measures

This document contains supplemental financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Management uses these non-U.S. GAAP measures in its analysis of the Company’s performance. These measures should not be considered a substitute for U.S. GAAP basis measures nor should they be viewed as a substitute for operating results determined in accordance with U.S. GAAP. Management believes the presentation of non-U.S. GAAP financial measures that exclude the impact of specified items provide useful supplemental information that is essential to a proper understanding of the Company’s financial condition and results. Non-U.S. GAAP measures are not formally defined under U.S. GAAP, and other entities may use calculation methods that differ from those used by us. As a complement to U.S. GAAP financial measures, our management believes these non-U.S. GAAP financial measures assist investors in comparing the financial condition and results of operations of financial institutions due to the industry prevalence of such non-U.S. GAAP measures. See the tables below for a reconciliation of these non-U.S. GAAP measures to the most directly comparable U.S. GAAP financial measures.

Company Contact:

HireQuest, Inc.

David Hartley, Vice President of Corporate Development

(800) 835-6755

Email: cdhartley@hirequest.com

Investor Relations Contact:

IMS Investor Relations

John Nesbett/Jennifer Belodeau

(203) 972-9200

Email: hirequest@imsinvestorrelations.com

- Tables Follow -

HireQuest, Inc.

Consolidated Balance Sheets

(unaudited)

(in thousands, except par value data)	March 31, 2024	December 31, 2023
ASSETS
Current assets
Cash	$1,569	$1,342
Accounts receivable, net of allowance for doubtful accounts	47,712	44,394
Notes receivable	1,897	1,788
Prepaid expenses, deposits, and other assets	2,693	3,283
Prepaid workers' compensation	1,194	646
Total current assets	55,065	51,453
Property and equipment, net	4,239	4,280
Workers' compensation claim payment deposit	1,128	1,469
Deferred tax asset	284	325
Franchise agreements, net	21,014	21,440
Other intangible assets, net	10,031	10,162
Goodwill	5,870	5,870
Other assets	82	102
Notes receivable, net of current portion and reserve	7,341	7,834
Intangible assets held for sale - discontinued operations	891	891
Total assets	$105,945	$103,826
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$90	$137
Line of credit	16,107	14,119
Term loans payable	476	514
Other current liabilities	1,220	2,338
Accrued payroll, benefits, and payroll taxes	4,592	4,286
Due to franchisees	10,123	9,881
Risk management incentive program liability	704	565
Workers' compensation claims liability	3,773	3,871
Total current liabilities	37,085	35,711
Term loans payable, net of current portion	-	132
Workers' compensation claims liability, net of current portion	2,571	2,766
Franchisee deposits	2,414	2,485
Total liabilities	42,070	41,094
Commitments and contingencies (Note 8)
Stockholders' equity
Preferred stock - $0.001 par value, 1,000 shares authorized; none issued	-	-
Common stock - $0.001 par value, 30,000 shares authorized; 14,002 and 13,997 shares issued, respectively	14	14
Additional paid-in capital	34,889	34,527
Treasury stock, at cost - 40 shares	(146)	(146)
Retained earnings	29,118	28,337
Total stockholders' equity	63,875	62,732
Total liabilities and stockholders' equity	$105,945	$103,826

HireQuest, Inc.

Consolidated Statement of Income

(unaudited)

	Three months ended
(in thousands, except per share data)	March 31, 2024	March 31, 2023
Franchise royalties	$7,831	$9,323
Service revenue	588	534
Total revenue	8,419	9,857
Selling, general and administrative expenses	5,619	5,844
Depreciation and amortization	698	697
Income from operations	2,102	3,316
Other miscellaneous income	37	43
Interest income	136	46
Interest and other financing expense	(243)	(540)
Net income before income taxes	2,032	2,865
Provision (benefit) for income taxes	340	547
Net income (loss) from continuing operations	1,692	2,318
Income from discontinued operations, net of tax	(73)	312
Net income	$1,619	$2,630

Basic earnings per share
Continuing operations	$0.12	$0.17
Discontinued operations	-	0.02
Total	$0.12	$0.19

Diluted earnings per share
Continuing operations	$0.12	$0.17
Discontinued operations	-	0.02
Total	$0.12	$0.19

Weighted average shares outstanding
Basic	13,800	13,707
Diluted	13,886	13,782

HireQuest, Inc.

Non-U.S. GAAP - Reconciliation of Net Income to Adjusted EBITDA

(unaudited)

	Three months ended
(in thousands)	March 31, 2024	March 31, 2023
Net income	$1,619	$2,630
Interest expense	243	540
Provision for income taxes	340	547
Depreciation and amortization	697	697
EBITDA	2,899	4,414
WOTC related costs	85	145
Non-cash compensation	362	362
Acquisition related charges, net	11	(340)
Adjusted EBITDA	$3,357	$4,581

HireQuest, Inc.

Supplemental Metrics – SG&A Breakdown

(unaudited)

	Three months ended
(in thousands)	March 31, 2024	March 31, 2023
Core SG&A	$4,946	$5,659
Net workers' compensation expense (benefit)	572	185
MRINetwork advertising fund expenses	101	-
SG&A	$5,619	$5,844